FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNOUNCES COMPLETION OF SALE

OF GREAT AMERICAN LIFE ASSURANCE COMPANY OF PUERTO RICO

________________________________________________________________

CINCINNATI, OH, January 31, 2006 Great American Financial Resources, Inc. (NYSE: GFR) today announced that it has completed the sale of its subsidiary, Great American Life Assurance Company of Puerto Rico, to Triple-S Management Corporation. At December 31, 2005, Great American Life of Puerto Rico had assets of approximately $300 million and statutory premiums of approximately $75 million for 2005. As previously announced, the Company does not expect to recognize a material gain or loss on the sale.

In commenting on the transaction, S. Craig Lindner, Chief Executive Officer of the Company said, "Great American Life of Puerto Rico had very successful operations since its acquisition in 1997. However, the sale will allow us to be even more focused on our core markets in the areas of annuities and supplemental and life insurance."

Great American Financial Resources' subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

*************************************************************